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                                                                   EXHIBIT 99.13

                               PURCHASE AGREEMENT


     Prudential Distressed Securities Fund, Inc. (the Fund), an open-end, diversified management investment company and a Maryland Corporation, and Prudential Mutual Fund Management, Inc., a Delaware corporation (PMF), intending to be legally bound, hereby agree as follows:

     1. In order to provide the Fund with its initial capital, the Fund hereby sells to PMF, and PMF hereby purchases, 8,000 shares of common stock (the Shares) of the Fund. The Shares are apportioned as follows: 2,667 Shares of Class A, 2,667 Shares of Class B, and 2,666 Shares of Class C, each at the net asset value of $12.50 per share. The Fund hereby acknowledges receipt from PMF of funds in the amount of $100,000 in full payment for the Shares.

     2. PMF represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof and that PMF has no present intention to redeem and dispose of any of the Shares.

     3. PMF hereby agrees that it will not redeem any of the Shares except in direct proportion to the amortization of organizational expenses by the Fund. In the event that the Fund liquidates before deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organization al expenses.

     IN WITNESS THEREOF, the parties have executed this agreement as of the 6th day of February, 1996.


                      Prudential Distressed Securities Fund, Inc.


                      By /s/ Robert F. Gunia
                         --------------------------------
                         Robert F. Gunia
                         Vice President



                      Prudential Mutual Fund Management, Inc.


                      By /s/ Brendan D. Boyle
                         --------------------------------
                         Brendan D. Boyle
                         Executive Vice President